                                                                     EXHIBIT 11


                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                 For the three month period ended March 31, 1996
                    (In thousands, except per share amounts)

                                                             Primary(a) Fully Diluted(a)

Shares of common stock outstanding at January 1, 1996,
  less treasury stock                                         71,208         71,208

Plus net weighted shares of treasury stock issued                342            342

Plus common stock equivalents:

  Effect of convertible preferred stock conversion                            6,119
  Effect of equity incentive awards                            1,249          1,268
                                                             -------        -------
Weighted average shares outstanding                           72,799         78,937
                                                             =======        =======
Income applicable to common shares                           $42,036        $42,036

Dividends on preferred stock                                                    881

Preferred stock conversion compensation shortfall                              (515)
                                                             -------        -------
Earnings applicable to common shares                         $42,036        $42,402
                                                             =======        =======
Earnings per common share                                    $  0.58        $  0.54
                                                             =======        =======








(a) All common stock and equivalents reflect, as of the beginning of the fiscal year, the two-for-one stock split distributed on March 22, 1996.















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                                                                    EXHIBIT 11

                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                  For the six month period ended March 31, 1996
                  (In thousands, except per share amounts)

                                                           Primary(a)   Fully Diluted(a)
                                                           ----------   ----------------


Shares of common stock outstanding at October 1, 1995
  less treasury stock                                        74,764          74,764

Plus net weighted shares of treasury stock  purchased        (2,101)         (2,101)

Plus common stock equivalents:

  Effect of convertible preferred stock conversion                            6,119

  Effect of equity incentive awards                           1,198           1,268
                                                            -------        --------
Weighted average shares outstanding                          73,861          80,050
                                                            =======        ========
Income applicable to common shares                          $84,504        $ 84,504

Dividends on preferred stock                                                  1,764

Preferred stock conversion compensation shortfall                            (1,032)
                                                            -------        --------

Earnings applicable to common shares                        $84,504        $ 85,236
                                                            =======        ========
Earnings per common share                                   $  1.14        $   1.06
                                                            =======        ========


(a) All common stock and equivalents reflect, as of the beginning of the fiscal year, the two-for-one stock split distributed on March 22, 1996.

















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